Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims ("Agreement") is entered into by and between Marc H. Nussbaum ("Executive"), and Lantronix, Inc., a Delaware corporation ("Company"), and is intended by the parties hereto to resolve and conclude any and all issues arising out of Executive's employment or the termination of such employment.

R E C I T A L S :

WHEREAS, Executive has been employed by the Company as its President, Chief Executive Officer; and

WHEREAS, the parties now mutually desire to terminate their employment relationship on the terms set forth herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the recitals set forth above, which are incorporated herein by reference, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Separation of Employment. Executive's employment shall end effective September 24, 2007 (the "Separation Date"). On the Separation Date, Executive will be paid his final paycheck, including any accrued but unused vacation through the Separation Date. In addition, Executive will be reimbursed for all outstanding customary business expenses incurred through the Separation Date. Executive shall submit a business expense report to the Company within sixty (60) days of the Separation Date and the Company will issue a reimbursement check within seven (7) business days of receipt thereof. In the event that after the 60-day period, Executive discovers any additional charges on Executive's American Express card that have been made by any employee, director or agent of the Company, on the Company's behalf, and that have not previously been reimbursed by the Company, Executive shall promptly submit a request for reimbursement to the Company, which shall be approved and paid to Executive within seven (7) business days of receipt thereof.

2.  Severance Payments. Provided the occurrence of the "Effective Date" of this Agreement (as defined below in Paragraph 16), and Executive's compliance with the terms and conditions set forth in the Agreement, Executive shall be eligible for the following:

2.1.  Separation Pay. Payment of $435,000, less legally required withholdings and deductions ("Separation Pay"). The Separation Pay shall be paid to Executive in equal installments on the Company's normal payroll dates during the period between the Effective Date and September 15, 2008. The Company, in its sole discretion, may accelerate any installment payment of the Separation Pay or pay it (or a portion of it) in a lump sum;

2.2.  COBRA Pay. Provided Executive timely elects COBRA health-care continuation coverage, and notifies Company of same (including the amount of the monthly COBRA premium), the Company will pay the cost of Executive's COBRA premiums through the first to occur of (i) eighteen (18) months following the Separation Date, and (ii) Executive's eligibility for health insurance coverage pursuant to another employer's plan, in the same amount as if Executive had remained an active employee of the Company. All amounts paid on Executive's behalf towards COBRA premiums will be reported to Executive as income on a Form 1099 and Executive agrees to be responsible for the payment of Executive's income taxes based on the receipt thereof. Executive agrees to notify the Company within ten (10) days of Executive's receipt of health-care insurance coverage from another employer which would trigger (ii) immediately above;

2.3.  Car Payment. Payment of $13,500, less legally required withholdings and deductions, representing the amount the Company would have paid on behalf of Executive for executive automobile benefits had Executive remained employed for the eighteen (18) month period following the Separation Date ("Car Payment"). The Car Payment shall be paid to Executive in equal installments on the Company's normal payroll dates during the period between the Effective Date and September 15, 2008. The Company, in its sole discretion, may accelerate any installment payment of the Car Payment or pay it (or a portion of it) in a lump sum;

2.4.  Options. The right to exercise any and all stock options that were granted to Executive and vested as of the Separation Date. Subject to the provisions of the Company's stock option plan(s) and the agreements pursuant to which the options were granted (each of which is incorporated herein by reference), Executive shall have until the earlier of the following three dates to exercise each of Executive's vested options: (i) twenty-four (24) months after the Separation Date; (ii) for each option, the latest date on which such option could have expired by its original terms under any circumstances; or (iii) for each option, ten (10) years after the original grant date of such option. Notwithstanding anything to contrary contained in this Agreement or the Company's stock option plan(s) and the agreements pursuant to which the options were granted, the parties hereto agree that Executive shall cease to be a "Service Provider" (as defined in the Company's 2000 Stock Plan (the "Plan")) as of the Separation Date and all of Executive's unvested stock options as of the Separation Date shall automatically terminate and revert to the Plan. Attached hereto as Exhibit "A" is a complete schedule of Executive's vested stock options under all Company stock option plans as of the date of this Agreement; and

2.5.  Bonus. A pro-rated portion of any bonus, less legally required withholdings and deductions, that Executive would have been entitled to, if any, under the Team Incentive Plan for fiscal year July 1, 2007, through June 30, 2008, had Executive remained employed through the time of payout ("Bonus Pay"). The pro-rata calculation shall be based on the portion of that fiscal year period that Executive was actively employed by the Company. The Bonus Pay shall be paid to Executive in accordance with the Company's regular bonus payment schedule, but in no event later than September 15, 2008.

3.  Health Insurance Benefits. Executive's health insurance benefits will continue through September 30, 2007, after which it will be necessary for Executive to convert or continue such plans and coverage at his sole option, cost and expense, except as specifically provided in Paragraph 2.2 above. The Company, or its third party administrator, will provide Executive with the notice and election forms required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any applicable state law.

4.  The Company's Obligations Under This Agreement. The benefits set forth in Paragraphs 1 and 2 constitute the sole obligations of the Company to Executive under this Agreement and are in lieu of any damages or other compensation that Executive may claim under other Company policies or otherwise, except for Executive's base salary which has been earned up to the Separation Date, compensation for any accrued and unused vacation up to the Separation Date, reimbursement for business expenses incurred up to the Separation Date (in accordance with the customary policies of the Company), and any benefits that the Company is required to provide to Executive after the Separation Date under COBRA or pursuant to any ERISA plan(s) of the Company. The benefits provided in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. The benefits provided in this Agreement shall not be reduced by any compensation or benefits received by Executive from any subsequent employer or any other third party.

5.  Confidential Information and Non-Solicitation of Employees.

5.1.  Confidentiality Obligations. Executive acknowledges and agrees that he shall continue to be bound by and comply with each and every term and condition of the Company's Employment, Confidential Information and Invention Assignment Agreement ("Confidentiality Agreement"), which is specifically incorporated herein by reference, and any other proprietary or confidentiality agreement(s) between Executive and the Company. In the event any provision of the Confidentiality Agreement conflicts with any provision in this Agreement, the latter shall control. Further, Executive shall have no obligation to complete Exhibit "C" to the Confidentiality Agreement or, following the Separation Date, to further comply with the Conflict of Interest Guidelines identified in Exhibit "D" thereto.

5.2.  Non-Solicitation Obligations. Executive further agrees that for a period of one (1) year following the Separation Date, he will not, either directly or indirectly, or either on his own behalf or on behalf of any other person, recruit or solicit for hire any individual (regularly scheduled for 40 hours or more a week) who is then employed by the Company.

5.3.  Restrictions Reasonable. Executive acknowledges and agrees that the restrictions contained in this Paragraph 5 are reasonable and appropriate. Executive further acknowledges and agrees that the restrictions contained in this Paragraph 5 will not preclude him from engaging in any trade, business or profession that he is qualified to engage in.

6.  Release of Claims.

6.1.  General Release of All Known and Unknown Claims. Except for the Company's obligations as provided in this Agreement, Executive hereby forever waives, releases, acquits, relieves and discharges the Company, and each of its parent corporations, subsidiaries, divisions, or affiliated corporations, organizations or entities and each and all of their predecessors, successors, heirs, assigns, officers, employees, directors, shareholders, owners, representatives, consultants, insurers, insurance companies, attorneys and agents, whether previously or hereinafter affiliated in any manner (collectively, the "Released Parties"), from any and all claims, rights, actions, complaints, demands, causes of action, charges of discrimination, retaliation or harassment, wage claims, whistleblower claims, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys' fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected, claimed, matured or unmatured, which Executive ever had, now has, or may claim to have from the beginning of time to the moment he signs this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims related to or arising out of (i) Executive's employment with any of the Released Parties or the cessation of that employment; (ii) any common law or statutory torts; (iii) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the California Constitution, the California Fair Employment and Housing Act, the California Labor Code, the California Insurance Code, the California Business and Professions Code, the California Family Rights Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans With Disabilities Act and the Sarbanes-Oxley Act of 2002; and/or (iv) any agreement or covenant, oral or written, express or implied, between Executive and any of the Released Parties; provided, however, that the foregoing release is not intended to, and does not, release the Released Parties from any legal obligation they may otherwise have to indemnify Executive against third party claims that may be filed against him for conduct undertaken by him during the course and scope of his employment with the Company or to any rights which, as a matter of law, cannot be waived. Notwithstanding the foregoing, this release is not intended in any way to waive any rights Executive may have against the Company solely in his capacity as a shareholder of the Company;

6.2.  Waiver of Unknown Claims. Executive expressly agrees to waive and relinquish all rights and benefits he may have under Section 1542 of the California Civil Code which reads as follows:

"§ 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his OR HER favor at the time of executing the release, which if known by him OR HER must have materially affected his OR HER settlement with the debtor."

6.3.  Agreement Effective Notwithstanding Subsequent Discovery of Different Facts. The parties hereto acknowledge that they may discover hereafter facts different from or in addition to those they now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that are the subject of the release set forth in Paragraph 6 of this Agreement, and they each expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

6.4.  No Assignment. Executive represents and warrants that he has made no assignment, and will make no assignment, of any claim, chose in action, right of action or any right of any kind whatsoever, embodied in any of the claims and allegations referred to herein, and that no other person or entity of any kind had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys' fees, costs, expenses, losses or claims referred to herein.

7.  Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its judgment, be required by law.

8.  Internal Revenue Code Section 409A. This Agreement is intended to be exempt to the extent possible from the requirements of Internal Revenue Code Section 409A, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy a requirement for such an exemption, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with such requirement while preserving as closely as possible the original intent of the provision and this Agreement. If it is determined by the Company that any payment under this Agreement is subject to the requirements of Code Section 409A notwithstanding the preceding sentences, then the provisions of the Agreement shall be automatically modified in such manner as brings the Agreement into compliance with such requirements. In particular, and without limiting the preceding sentence, while any stock of the Company is or is treated as publicly traded and Executive is a "specified employee" under Code Section 409A(a)(2)(B)(i), then any payment under this Agreement that is treated as deferred compensation under Code Section 409A shall be delayed until the date which is six months after the date of separation from service (without interest or earnings).

9.  Assignment of Agreement. Executive may not assign this Agreement. The Company shall be entitled to assign this Agreement to any successor in interest to its business. The Company will obtain an assumption of this Agreement by any successor or assign to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by acquisition, merger, consolidation or otherwise), but the failure to obtain such assumption shall not prevent or delay such acquisition, merger, consolidation or other transaction or relieve the Company of its obligations under the Agreement. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Executive's heirs, executors, administrators, and legal representatives.

10.  Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

11.  No Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

12.  Mutual Arbitration Agreement. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its affiliated, subsidiary, or related entities, owners, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement or Executive's employment (or the cessation thereof), will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association's ("AAA") Employment Arbitration Rules as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator's fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other statutes or laws relating to Executive's relationship with the Company regardless of whether such dispute is initiated by Executive or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against Executive, including but not limited to claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contracts, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. However, claims for workers' compensation benefits, unemployment insurance and those arising under the National Labor Relations Act (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

13.  Counterparts. This Agreement may be executed in one or more counterparts and the counterparts signed in the aggregate shall constitute a single, original instrument.

14.  Entire Agreement. This Agreement, together with the documents referenced herein, contains the entire integrated agreement of the parties hereto with respect to the subject matter hereof and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding, including but not limited to the parties' Severance Agreement dated May 15, 2007. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Chairman of the Board of the Company and Executive.

15.  Attorneys' Fees. In the event of any arbitration arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses (including reasonable attorneys' fees) incurred in such arbitration.

16.  Older Workers Benefit Protection Act Provisions. The Company advises Executive as follows: (a) this Agreement does not waive rights or claims that may arise after Executive executes it; (b) Executive has twenty-one (21) days to consider this Agreement and whether he will enter into it, although he may sign it sooner than that if he so desires; (c) Executive may revoke this Agreement at any time within seven (7) days after executing it; and (d) Executive should consult an attorney prior to executing this Agreement. This Agreement shall not become effective or enforceable until after the seven (7)-day revocation period has expired, without revocation by Executive ("Effective Date").

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release of Claims on the dates set forth hereinafter.

Dated: September 24, 2007	/s/ Marc H. Nussbaum
MARC H. NUSSBAUM

LANTRONIX, INC.

Dated: September 24, 2007	By: /s/ H.K. Desai
H.K. DESAI
Chairman of the Board of Directors

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